                                                                    EXHIBIT 10.5

                                   AGREEMENT


                                    BETWEEN



                    COGEN TECHNOLOGIES LINDEN VENTURE, L.P.
         (d/b/a COGEN TECHNOLOGIES LINDEN VENTURE, LIMITED PARTNERSHIP)



                                      AND


                               EXXON CORPORATION


                             FOR THE SALE OF STEAM


                                 AUGUST 1, 1990

                         TABLE OF CONTENTS


                                                           Page
                                                           ----
RECITALS..................................................  1


                             ARTICLE 1
                            DEFINITIONS

  1.1 "Affiliate".........................................  3
  1.2 "Agreement".........................................  3
  1.3 "Annual Period".....................................  3
  1.4 "Base Term".........................................  4
  1.5 "Btu"...............................................  4
  1.6 "Cogeneration Facility" ............................  4
  1.7 "Commercial Operation"..............................  4
  1.8 "Date of Initial Commercial Operation"..............  4
  1.9 "Demised Premises"..................................  4
  1.10 "Exxon's Complex"..................................  4
  1.11 "Exxon's External Steam Requirements"..............  5
  1.12 "Exxon's Marketing Terminal".......................  5
  1.13 "Exxon's Property".................................  5
  1.14 "Exxon's Technology Center"........................  5
  1.15 "Financier"........................................  5
  1.16 "Force Majeure"....................................  6
  1.17 "Governmental Authorizations"......................  6
  1.18 "Ground Lease".....................................  7
  1.19 "Ground Lease Agreement"...........................  7
  1.20 "Improvements Removal Period"......................  7
  1.21 "K lbs."...........................................  7
  1.22 "Party"............................................  7
  1.23 "Points of Delivery of Steam"......................  7
  1.24 "psig".............................................  7
  1.25 "Steam"............................................  7
  1.26 "Steam Interconnection Facilities".................  7
  1.27 "Weighted Average Cost of Gas".....................  8

                           ARTICLE 2
                             TERM

  2.1 Base Term of Agreement.............................   8
  2.2 Renewal of Agreement...............................   8
  2.3 Delay in Initial Commercial Operation..............   9
  2.4 Cut-Off Date.......................................  12

                   TABLE OF CONTENTS


                                                        Page
                                                        ----

                            ARTICLE 3
                          SALE OF STEAM

  3.1 General............................................  13
  3.2 Reduced Deliveries.................................  16
  3.3 Routine Scheduling.................................  18
  3.4 Quality of Steam...................................  18
  3.5 Sales During Testing...............................  19
  3.6 Points of Delivery.................................  19

                            ARTICLE 4
                          COST OF STEAM

  4.1 Monthly Steam Charge...............................  19
  4.2 Annual Steam Adjustment............................  19
  4.3 Monthly Initial Steam Commitment Credit............  20
  4.4 Annual Initial Steam Commitment Credit Adjustment..  20
  4.5 Cumulative Adjustments and Credits.................  20

                          ARTICLE 5
            OTHER RIGHTS AND OBLIGATIONS OF PARTIES


  5.1 Rights and Obligations of Cogen....................  21
  5.2 Rights and Obligations of Exxon....................  22


                          ARTICLE 6
                  MEASUREMENT AND METERING

  6.1 Units of Measurement...............................  23
  6.2 Cogen's Measuring Equipment........................  23
  6.3 Exxon's Measuring Equipment........................  23
  6.4 Alternative Means of Measurement...................  24
  6.5 Testing and Corrections............................  24
      A. Testing.........................................  24
      B. Costs of Testing................................  25
      C. Corrections of measuring Equipment..............  25
  6.6 Maintenance........................................  26
  6.7 Measurement/Notice.................................  26

                          ARTICLE 7
                     BILLING AND RECORDS

  7.1 Billing............................................  27
     A. Monthly Bill to Exxon............................  27
     B. Annual Adjustments...............................  27
     C. Other Adjustments................................  28
  7.2 Payment and Penalties..............................  28

                      TABLE OF CONTENTS

                                                          Page
                                                          ----

     A. Payment..........................................  28
     B. Interest.........................................  28
  7.3 Disputes...........................................  29
  7.4 Records............................................  29

                            ARTICLE 8

  TAXES..................................................  30

                            ARTICLE 9
                            AUTHORITY

  9.1 Authority of Exxon.................................  30
  9.2 Authority of Cogen.................................  30

                            ARTICLE 10
                           FORCE MAJEURE

  10.1 Definition........................................  31
  10.2 Burden of Proof...................................  32
  10.3 Condition.........................................  32
  10.4 Labor Disputes....................................  33
  10.5 Termination for Force Majeure.....................  33
  10.6 Cogen's Right to Temporary Cure...................  33

                            ARTICLE 11
                BREACH OF CONTRACT AND TERMINATION

  11.1 Exxon's Right to Terminate........................  36
  11.2 Cogen's Right to Terminate........................  37
  11.3 Automatic Termination.............................  39
  11.4 Notice to the Financier, Lenders and Mortgagees...  40
  11.5 Effective Date of Termination.....................  42
  11.6 Transition........................................  44

                            ARTICLE 12
                            LIABILITY

  12.1 Limitation on Liability for Damages...............  45
  12.2 Damages...........................................  47
  12.3 Specific Performance..............................  48

                            ARTICLE 13

  NONWAIVER..............................................  48

                        TABLE OF CONTENTS

                                                          Page
                                                          ----

                             ARTICLE 14
                         NOTICE AND SERVICE

  14.1 Notice............................................  49
  14.2 Date of Service...................................  49
  14.3 Addresses.........................................  50

                             ARTICLE 15

  AMENDMENTS.............................................  50

                             ARTICLE 16
                        SUCCESSORS AND ASSIGNS

  16.1 Assignment by Exxon...............................  50
  16.2 Assignment by Cogen...............................  51
  16.3 Continuing obligations............................  52
  16.4 Ground Lease Agreement............................  52
  16.5 Transfers of Part of Exxon's Complex..............  53
  16.6 Selected Transfers................................  56
  16.7 Rights of the Financier and Other Lenders.........  56
  16.8 Status Certificates...............................  63

                             ARTICLE 17

  CHOICE OF LAW..........................................  64

                             ARTICLE 18

  RENEGOTIATION..........................................  64

                             ARTICLE 19

  CONSENT NOT TO BE UNREASONABLY WITHHELD................  64

                             ARTICLE 20

  OTHER AGREEMENTS.......................................  65

                             ARTICLE 21

  CAPTIONS...............................................  65

                             ARTICLE 22

  COUNTERPARTS...........................................  65

                               TABLE OF CONTENTS

                                                          Page
                                                          ----

                                   EXHIBIT A

  PART 1: CALCULATION OF MONTHLY STEAM CHARGE............  67
  PART 2: CALCULATION OF ANNUAL STEAM ADJUSTMENT.........  68
  PART 3: CALCULATION OF MONTHLY INITIAL STEAM
          COMMITMENT CREDIT..............................  69
  PART 4: CALCULATION OF ANNUAL INITIAL STEAM
          COMMITMENT CREDIT ADJUSTMENT...................  70

                                   EXHIBIT B

  DESCRIPTION OF POINTS OF DELIVERY OF STEAM.............  73

                                   EXHIBIT C

  PRO FORMA MONTHLY INVOICE..............................  74

                                   EXHIBIT D

  EXISTING PROCESS STEAM SOURCES AT EXXON'S COMPLEX......  80

                                   EXHIBIT E

  EXAMPLE OF PRO RATA ALLOCATION OF STEAM................  82

                                   EXHIBIT F

  PORTIONS OF EXXON'S COMPLEX NOT SUBJECT TO PRO RATA
   ALLOCATION............................................  85

                                  EXHIBIT G-1

  ASSUMPTION AGREEMENT...................................  86

                                  EXHIBIT G-2

  ASSUMPTION AGREEMENT...................................  88

                                  EXHIBIT G-3

  ASSUMPTION AGREEMENT...................................  90

                                   EXHIBIT H

  CONSENT TO ASSIGNMENT..................................  93

                                   EXHIBIT I

  RECOGNITION AGREEMENT..................................  97

                                   AGREEMENT

                                    BETWEEN
                    COGEN TECHNOLOGIES LINDEN VENTURE, L.P.
         (d/b/a COGEN TECHNOLOGIES LINDEN VENTURE, LIMITED PARTNERSHIP)
                                      AND
                               EXXON CORPORATION
                             FOR THE SALE OF STEAM


     This AGREEMENT is made and entered into effective August 1, 1990, by and between Cogen Technologies Linden Venture, L.P., doing business in New Jersey as Cogen Technologies Linden Venture, Limited Partnership ("Cogen"), a Delaware limited partnership, and Exxon Corporation ("Exxon"), a New Jersey corporation (collectively "Parties").


                                   RECITALS

     WHEREAS, Cogen Technologies, Inc., has entered into a Power Purchase Agreement dated April 14, 1989 ("Power Purchase Agreement") with Consolidated Edison Company of New York, Inc. ("Consolidated Edison"), under which Cogen Technologies, Inc. proposes to sell to Consolidated Edison electricity from a cogeneration facility ("Cogeneration Facility") to be located in Linden, New Jersey. The Power Purchase Agreement was approved by the Public Service Commission of the State of New York and became effective in September, 1989 and has been assigned to Cogen. The Cogeneration Facility is contemplated, but not required, to be a qualifying cogeneration facility as defined in Section 3(18) of the Federal Power Act and the regulations thereunder. Cogen and Consolidated Edison contemplate that the Power Purchase Agreement will remain in force for twenty-five (25) years from the "Date of

Initial Commercial Operation" (as defined in Article 1.8 below) and possibly for two (2) additional five (5) year renewal terms;

     WHEREAS, Exxon, operating through its division Exxon Company U.S.A., owns, operates and maintains its Bayway Refinery and, operating through Exxon Chemical Americas, a division of Exxon Chemical Company, a division of Exxon, owns, operates and maintains its Bayway Chemical Plant. The Bayway Refinery and Bayway Chemical Plant (collectively "Exxon's Complex") are located on "Exxon's Property" (as defined in Article 1.13 below) in Linden, New Jersey. Additionally, Exxon owns, operates and maintains its Linden marketing terminal ("Exxon's Marketing Terminal") and a technology center ("Exxon's Technology Center") in Linden, New Jersey. Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center utilize steam for industrial purposes;

     WHEREAS, Cogen desires to construct, own, operate, and maintain the Cogeneration Facility on part of the land on which Exxon's Bayway Refinery is located and to lease from Exxon the "Demised Premises' (as defined in Article
1.9 below) upon which the Cogeneration Facility will be located. Exxon is willing to lease the Demised Premises to Cogen and to grant Cogen such easements and rights-of-way as are reasonably necessary for the construction, operation, maintenance, repair, replacement, and removal of the Cogeneration Facility and related improvements in partial consideration of Cogen's contemporaneously entering into this Agreement for the sale of steam to Exxon from the Cogeneration Facility for use at Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center. The parties to this Agreement and the "Ground Lease Agreement" (as defined in Article 1.19 below) acknowledge and agree that both such agreements are interdependent, as provided in both such agreements;

     WHEREAS, the Parties desire to set forth in writing their respective rights and obligations with respect to the matters set forth above;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:



                            ARTICLE 1

                           DEFINITIONS

     The following terms when used herein shall have the following meanings:

     1.1 "Affiliate" means a corporation or other entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation or other entity.

     1.2 "Agreement" means this contract, including all exhibits and amendments thereto that may be made from time to time.

     1.3  "Annual Period" means any one of a succession of consecutive twelve
(12) month periods, the first of which shall begin on the Date of Initial Commercial Operation.

     1.4  "Base Term" of this Agreement has the meaning set forth in Article
2.1.

     1.5  "Btu" means British Thermal Unit.

     1.6 "Cogeneration Facility" means the cogeneration facility to be constructed by Cogen on the Demised Premises. The Cogeneration Facility excludes the cogeneration unit which might be installed by Exxon on the Demised Premises, as more fully described in Section 7.1 of the Ground Lease Agreement.

     1.7 "Commercial Operation" means the production of electricity by Cogen at the Cogeneration Facility upon the completion of such testing of the Cogeneration Facility as Cogen determines is required by prudent electrical practices, and the supply of Steam at the Points of Delivery of Steam.

     1.8 "Date of Initial Commercial Operation" means the first day of the month which immediately follows the date Cogen designates in writing to Consolidated Edison as the initial date of Commercial Operation of its Cogeneration Facility.

     1.9 "Demised Premises" means those two parcels of land which total approximately 12.77 acres on the site of Exxon Company, U.S.A.'s Bayway Refinery and which are to be leased to Cogen pursuant to the Ground Lease Agreement, as described more particularly in Article 1 and Exhibit B of the Ground Lease Agreement.

    1.10 "Exxon's Complex" means Exxon Company, U.S.A.'s Bayway Refinery and Exxon Chemical America's Bayway Chemical Plant, both located at Linden, New Jersey. Exxon's Complex excludes Exxon's Marketing Terminal and Exxon's Technology Center.

    1.11 "Exxon's External Steam Requirements" means the quantity of steam used by Exxon to operate Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center over and above those quantities provided by Exxon's internal sources identified in Exhibit D.

    1.12 "Exxon's Marketing Terminal" means Exxon's Linden marketing terminal located in Linden, New Jersey.

    1.13 "Exxon's Property" means the land upon which Exxon's Complex is located, as described more particularly in Article 1 and Exhibit A of the Ground Lease Agreement.

    1.14 "Exxon's Technology Center" means Exxon's Linden Technology Center, located at Linden, New Jersey.

    1.15 "Financier" initially means General Electric Power Funding Corporation (as construction lender or as agent for itself and other construction lenders), and may also mean any other entity subsequently extending credit to Cogen for the construction, operation, maintenance, repair, replacement, or removal of the Cogeneration Facility and other "Improvements" (as defined in Article 1 of the Ground Lease Agreement), or any entity subsequently providing funds for the refinancing or taking-out of such loans, and the nominees or designees of any such entities; provided that, at no time will Exxon be obligated to recognize more than one such entity as the Financier to whom duties are owed, or rights are granted, under this Agreement and the Ground Lease Agreement. The Parties anticipate that after General Electric Power Funding Corporation is the Financier, a specific designated Affiliate of General Electric Power Funding Corporation will become the Financier and that such designated Affiliate will also become a limited partner in Cogen. Exxon will recognize as the Financier for purposes of this Agreement and the Ground Lease Agreement (i) General Electric Power Funding Corporation, until such time as General Electric Power Funding Corporation notifies Exxon in writing that such designated Affiliate should be considered to be the Financier, and (ii) thereafter, the designated Affiliate, until such time as such designated Affiliate notifies Exxon in writing that Cogen has the right to designate another entity as the Financier, and (iii) thereafter, such other entity as Cogen may designate in writing from time to time. Exxon will not be required to recognize as the Financier any partner of Cogen other than such designated Affiliate of General Electric Power Funding Corporation.

    1.16  "Force Majeure" has the meaning set forth in Article 10.1.

    1.17 "Governmental Authorizations" means any and all licenses, permits, certificates and other authorizations required by applicable federal, state, or local law.

    1.18 "Ground Lease" means the creation of a leasehold estate in the Demised Premises, as set forth in Article 1 of the Ground Lease Agreement.

    1.19 "Ground Lease Agreement" means the agreement of even date herewith between Cogen and Exxon for the lease of the Demised Premises to Cogen, including all exhibits and amendments thereto that may be made from time to time.

    1.20 "Improvements Removal Period" means that part of the term of the Ground Lease for the removal of certain "Improvements" (as defined in Article 1 of the Ground Lease Agreement), including the Cogeneration Facility, as set forth in Article 1 of the Ground Lease Agreement.

    1.21  "K lbs." means 1,000 pounds of steam mass.

    1.22 "Party" means Cogen or Exxon, as the case may be, and its permitted successors and assigns.

    1.23 "Points of Delivery of Steam" means the points where Cogen's steam supply system connects to Exxon's steam pipeline at Exxon's existing steam headers, as indicated on Exhibit B.

    1.24  "psig" means pound per square inch gauge.

    1.25 "Steam" means steam delivered to Exxon by Cogen, as measured at Cogen's meters at the Points of Delivery of Steam.

    1.26 "Steam Interconnection Facilities" means Cogen's facilities required for the delivery of Steam to the Points of Delivery of Steam, including service stop valves, meter stop valves, primary and secondary service pressure reducing valves, meter supports, protection devices, meters, pipe systems, pipelines, venting, and other facilities required to connect the Cogeneration Facility to the Points of Delivery of Steam in order to effectuate the purposes of this Agreement.

    1.27 "Weighted Average Cost of Gas" means the average cost of natural gas of Consolidated Edison and Public Service Electric and Gas Company (or their successors) based upon volumes of natural gas purchased by such utilities during the month in question as set forth in Consolidated Edison's Operating and Financial Report filed monthly with the Public Service Commission of the State of New York, and as set forth in Public Service Electric and Gas Company's Commodity Charge Applicable to Cogeneration Interruptible Service filed monthly with the State of New Jersey Board of Public Utilities.



                                   ARTICLE 2

                                     TERM

     2.1 Base Term of Agreement. This Agreement shall be effective August 1, 1990 and will continue until the Date of Initial Commercial Operation and thereafter for an additional period of twenty-five (25) Annual Periods (collectively the "Base Term"), unless sooner terminated in accordance with the terms of this Agreement.

     2.2 Renewal of Agreement. This Agreement shall be automatically renewed for two (2) periods of five (5) additional Annual Periods each, commencing with the expiration of the Base

Term pursuant to Article 2.1, unless either Party elects to terminate this Agreement at the expiration of the Base Term or at the expiration of the first five (5) year renewal term. Termination by Exxon shall be valid only if Exxon provides Cogen written notice of its intent to terminate at least five and one-half (5 1/2) years prior to the expiration of the Base Term or at least five and one-half (5 1/2) years prior to the expiration of the first five (5) year renewal term, as the case may be. Termination by Cogen shall be valid only if Cogen provides Exxon written notice of its intent to terminate at least four (4) years prior to the expiration of the Base Term or at least four (4) years prior to the expiration of the first five (5) year renewal term, as the case may be.

     2.3 Delay in Initial Commercial Operation.

          A. Subject to Article 2.3B, Exxon may terminate this Agreement by giving Cogen and the Financier identified in Article 11.4 at least thirty (30) days' prior written notice if Cogen has not commenced Commercial Operation by July 1, 1993; provided that this date for the commencement of Commercial Operation shall be extended to January 1, 1994 to the extent that the failure to commence Commercial Operation is caused by Force Majeure impacting Cogen, and provided that this date for the commencement of Commercial Operation shall be extended to January 1, 1998 to the extent that the failure to commence Commercial Operation is caused by Force Majeure impacting Exxon.

If Cogen fails to commence Commercial Operation by the applicable date in the preceding sentence, Exxon may give its written notice terminating this Agreement on or after thirty (30) days before such applicable date, and the termination shall be effective thirty (30) days after Exxon gives such notice, or on such later date as is given in such notice, subject to Article 2.3B.

          B. Cogen, at its option, may prevent Exxon from terminating this Agreement pursuant to Article 2.3A, and will be in compliance with this Agreement, by:

          (i) supplying Steam from temporary boilers or otherwise to Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center in an amount, quality, and at a cost as provided in Articles 3 and 4; or

         (ii) paying to Exxon the cost of procurement and installation by Exxon of temporary boilers to supply steam to Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center in an amount and quality as provided in Article 3 and paying Exxon any difference between the cost to Exxon of generating such steam and the cost Exxon would have incurred in buying Steam under Articles 3 and 4, provided that this option shall not apply unless Exxon is reasonably able to procure, install, and operate such temporary boilers; or

        (iii) paying to Exxon any difference between Exxon's cost for steam purchased from Public Service Electric and Gas Company (or its successor) and the cost Exxon would have incurred in buying Steam under Articles 3 and 4, from the applicable date for the commencement of Commercial Operation as described in Article 2.3A until Cogen commences Commercial Operation, or until twenty-four (24) months after Cogen gives Exxon written notice that Cogen does not intend to continue pursuant to subparagraph (i), (ii), or (iii) above. If Cogen elects to continue the Agreement in force by implementing one of the alternatives described in subparagraph (i), (ii), or (iii) above, it must give Exxon at least ninety (90) days' prior written notice to that effect and such notice must specify which alternative Cogen elects. In the event that Cogen subsequently gives Exxon such written notice that it does not intend to continue pursuant to subparagraph (i), (ii), or (iii) above, the termination of this Agreement pursuant to Article 2.3A shall be effective twenty-four (24) months after Cogen gives Exxon such written notice.

          C. For purposes of determining the cost which Exxon would have incurred in buying Steam under Articles 3 and 4, the cost of Cogen's fuel for the Exhibit A calculations shall conclusively be deemed to be the Weighted Average Cost of Gas. Additionally, the cost which Exxon would have incurred in buying

Steam under Articles 3 and 4 shall include payments or credits to Exxon for the annual steam adjustment, monthly initial steam commitment credit, and annual initial steam commitment credit adjustment.

          D. If Cogen implements the alternative described in subparagraph (i) of Article 2.3B and provides Steam to Exxon from temporary boilers or otherwise, all the provisions of this Agreement shall apply to the provision of such Steam to Exxon as if such Steam were being provided after the Date of Initial Commercial Operation.

          E. Failure by Cogen to commence Commercial Operation by the applicable date set forth in Article 2.3A, or implementation by Cogen of one of the alternatives described in subparagraph (i), (ii), or (iii) of Article 2.3B and subsequent termination of this Agreement by Cogen on twenty-four (24) months' prior written notice to Exxon, shall not be considered a breach of this Agreement by Cogen.

     2.4 Cut-Off Date. In no event shall this Agreement extend beyond January 1, 2033, without the written consent of both Parties.

                                   ARTICLE 3
                                 SALE OF STEAM


     3.1  General.

          A. Commencing on the Date of Initial Commercial Operation, Cogen shall sell and deliver to Exxon Steam at Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center up to a maximum rate of 1,000 K lbs. per hour for the months October through and including May, and up to a maximum rate of 600 K lbs. per hour for the months June through and including September. This delivery of Steam shall be uninterrupted. In the event of an upset or other emergency at Exxon's Complex, Exxon's Marketing Terminal, or Exxon's Technology Center during the months June through and including September, Cogen shall sell and deliver to Exxon Steam at Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center up to a maximum rate of 1,000 K lbs. per hour for the duration of such upset or emergency. In addition, if at any time Exxon requests Steam at Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center in excess of 1,000 K lbs. per hour during the months October through and including may, or in excess of 600 K lbs. per hour during the months June through and including September, Cogen shall meet such request to the extent Cogen is able to do so, provided that Cogen is not materially adversely affected under the Power Purchase Agreement or Cogen's other agreements to sell steam to other steam users.

          B. Exxon shall purchase and use from Cogen at least 876,000 K lbs. of Exxon's External Steam Requirements in each Annual Period. Exxon may at any time take steam from the sources described in Exhibit D and, subject to Exxon's obligations set forth in the preceding sentence, from any other source upon reasonable notice to Cogen.

          C. Exxon's External Steam Requirements at Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center are presently estimated, but not guaranteed, to be 4,660,000 K lbs. per Annual Period. Cogen recognizes that Exxon may reduce, terminate, or change the nature of its operations at Exxon's Complex, Exxon's Marketing Terminal, or at Exxon's Technology Center and that Exxon's External Steam Requirements might be reduced below 876,000 K lbs. per Annual Period or eliminated as a result. However, if Exxon elects to cease all or substantially all industrial operations in Exxon's Complex (other than because of Force Majeure) with the results described in Article 11.2E, Cogen may elect to terminate this Agreement pursuant to Article 11.2E.

          D. If Exxon, during the term of this Agreement, decides to make substantial changes in the nature of its industrial operations in Exxon's Complex (other than because of Force Majeure) with the probable result that Exxon's maximum rate of Steam taken from Cogen under Articles 3.1A and 3.1B would permanently fall below both 700 K lbs. per hour for the months

October through and including may and 400 K lbs. per hour for the months June through and including September, Exxon shall give Cogen prompt written notice of such decision. In that event, if Cogen so requests, Exxon and Cogen shall work together to revise Cogen's obligations as defined in Article 3.1A, so that Cogen shall continue to be obligated to provide to Exxon the Steam which Exxon needs for its changed operations and so that Cogen shall have the opportunity to seek and obtain other customers for the volume of Exxon's External Steam Requirements no longer needed by Exxon.

     E. If Exxon is impacted by Force Majeure which causes Exxon's External Steam Requirements from Cogen under this Agreement to fall below 438,000 K lbs. of Steam for any consecutive six (6) month period (an average of 100 K lbs. Of Steam per hour on a six (6) month basis), and if Cogen, with Exxon's Steam take from Cogen in combination with the steam take from Cogen's other steam customers, would be unable, in Cogen's reasonable judgment, to maintain the status of the Cogeneration Facility as a "qualifying cogeneration facility" (as defined in Section 3(18) of the Federal Power Act and the regulations thereunder) for at least five (5) gas turbines, Cogen, by prompt written notice to Exxon, may reduce its obligation in Article 3.1A to provide 1,000 K lbs. of Steam per hour to 800 K lbs. of Steam per hour. The purpose of this reduction in Cogen's obligation in Article 3.1A would be to give Cogen a reasonable opportunity to maintain the status of the Cogeneration Facility as a "qualifying cogeneration facility" by obtaining other customers for up to 200 K lbs. per hour of its steam from October through and including May and, during upsets or emergencies, from June through and including September. If Cogen's obligation to sell and deliver Steam to Exxon is reduced as described in this
Article 3.lE, and if subsequently the Force Majeure impacting Exxon abates, Exxon may request Cogen to reinstate the original rate of 1,000 K lbs. of Steam per hour under Article 3.1A. Cogen's obligation under this Article 3.1E shall revert to the original rate of 1,000 K lbs. of Steam per hour under Article 3.1A twenty-four (24) months following Cogen's receipt of a written notice from Exxon requesting such reversion, unless the Parties mutually agree upon an earlier date for such reversion.

     3.2 Reduced Deliveries.

          A. Should Cogen be unable to deliver and sell the quantity of Steam required to be delivered and sold to Exxon under Article 3.1A due to a reduction in the amount of steam being generated by the Cogeneration Facility due to Force Majeure, Exxon shall have the right to a pro rata allocation of steam being generated, delivered and sold from the Cogeneration Facility in relation to Cogen's delivery of steam to American Cyanamid Company ("Cyanamid") pursuant to an agreement between Cogen and Cyanamid for the sale of steam to be executed at a future date. Such pro rata allocation shall be based on Exxon's and Cyanamid's previous twenty-four (24) hours of demand for steam from the Cogeneration Facility at the time of reduction of the amount of steam being generated and available for delivery and sale.

          B. Should Cogen fail for any reason to deliver to Exxon the Steam that Cogen is required to deliver to Exxon under Article 3.1, Exxon shall have the right immediately to obtain, and shall not be deemed in breach of this Agreement if it obtains, replacement steam from any other source (within or external to Exxon's Complex) for the duration of Cogen's failure to provide the Steam. If Cogen does fail for any reason (other than because of Force Majeure) to deliver to Exxon the Steam that Cogen is required to deliver to Exxon under this Article 3, and if Exxon obtains replacement steam from any other source, Cogen shall reimburse Exxon for any difference between Exxon's reasonable cost for the replacement of such steam and the cost Exxon would have incurred in buying Steam under Articles 3 and 4. To the extent that Cogen's failure to deliver Steam is excused by Force Majeure, Cogen shall owe Exxon no money for any such difference in cost. The cost which Exxon would have incurred in buying Steam under Articles 3 and 4 shall be calculated as provided in Article 10.6B.

     3.3 Routine Scheduling. Commencing with the Date of Initial Commercial Operation, Exxon shall give Cogen its best estimate of its expected requirements for Steam from the Cogeneration Facility hereunder (including the hourly delivery rates) in such detail as follows:

          A. For each calendar year, at least by December 1 of the preceding calendar year on a monthly basis; and

          B. For each month, at least ten (10) days prior to the end of the preceding month, on a weekly basis.

Notwithstanding the foregoing, Exxon shall advise Cogen of any significant changes in its expected requirements for Steam from the Cogeneration Facility as soon as reasonably practicable.

     3.4 Quality of Steam. All Steam shall meet either of the following specifications: for high pressure level not less than 700 psig nor more than 740 psig at 700 (degrees)-740 (degrees)F, and for low pressure level not less than 130 psig nor more than 150 psig at 440 (degrees)-480 (degrees)F, and for both the high pressure level and the low pressure level, total dissolved solids and the oxygen present shall not exceed the amounts recommended by standard industrial practices for 1500 psig steam systems. At Exxon's option and subject to the limits of Article 3.1A, Exxon shall specify and Cogen shall deliver to Exxon the amounts of high pressure and low pressure Steam that Exxon desires; provided, however, that Cogen shall not be obligated to supply Exxon with more than 600 K lbs. per hour of Steam at the high pressure level at any time (except to the extent that Cogen is able to provide more than 600 K lbs. per hour at the high pressure level, Cogen shall do so, provided that Cogen is not materially adversely affected under the Power Purchase Agreement or Cogen's other agreements to sell steam to other steam users) or 600 K lbs. per hour of Steam at the low pressure level at any time (except to the extent that Cogen is able to provide more than 600 K lbs. per hour at the low pressure level, Cogen shall do so, provided that Cogen is not materially adversely affected under the Power Purchase Agreement or Cogen's other agreements to sell steam to other steam users).

     3.5 Sales During Testing. Prior to the Date of Initial commercial operation, with Exxon's consent, Cogen may sell Steam from the Cogeneration Facility to Exxon in accordance with mutually acceptable terms.

     3.6 Points of Delivery. Cogen shall pay for the installation and maintenance of all Steam Interconnection Facilities.


                            ARTICLE 4

                          COST OF STEAM

     4.1 Monthly Steam Charge. Exxon shall pay to Cogen the monthly steam charge (MS) calculated pursuant to Part 1 of Exhibit A.

     4.2 Annual Steam Adjustment. Subject to Article 4.5, Cogen shall calculate and credit to Exxon the annual steam adjustment (ASA) according to Part 2 of Exhibit A. This adjustment reflects differences in Steam charges to Exxon when quantities delivered to Exxon are calculated on an annualized basis versus a monthly basis.

     4.3 Monthly Initial Steam Commitment Credit. Subject to Article 4.5, Cogen shall calculate and credit to Exxon the monthly initial steam commitment credit
(MC) according to Part 3 of Exhibit A. This credit is provided because of Exxon's commitment to purchase Steam at the initial planning stage of the development of the Cogeneration Facility and reflects a change from Cogen's previous plan to provide electricity to Exxon.

     4.4 Annual Initial Steam Commitment Credit Adjustment. Subject to Article 4.5, Cogen shall calculate and credit to Exxon the annual initial steam commitment credit adjustment (ACA) according to Part 4 of Exhibit A. This adjustment reflects differences in the monthly initial steam commitment credit when quantities of Steam delivered to Exxon are calculated on an annualized basis versus a monthly basis.

     4.5 Cumulative Adjustments and Credits. The cumulative adjustments and credits pursuant to Articles 4.2, 4.3 and 4.4 in any Annual Period shall not exceed the cumulative monthly steam charge under Article 4.1 in any Annual Period.

                                   ARTICLE 5

                    OTHER RIGHTS AND OBLIGATIONS OF PARTIES


        5.1 Rights and Obligations of Cogen. In addition to the rights and obligations of Cogen specified in Article 3 and Article 4, Cogen shall:

          A. Have the right to sell any and all electric power generated at the Cogeneration Facility in excess of the amounts Cogen is obligated to sell to Consolidated Edison under the Power Purchase Agreement, to any third person under such terms and conditions as Cogen, in its sole discretion, determines to be appropriate.

          B. Have the right to sell any and all steam produced at the Cogeneration Facility that is first offered to but not purchased by Exxon under Article 3 to any other person on such terms and conditions as Cogen and such person shall agree, without interference by Exxon, except that such sale shall not be conducted in such manner as to interfere with Cogen's provision of Steam under Article 3 or with Exxon's reasonable and normal operation of Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center.

          C. Design, construct, operate, and maintain the Cogeneration Facility to meet reliability and safety standards consistent with steam supply to a major industrial complex and will work with Exxon so that such reliability and safety standards are adequately addressed.

     5.2 Rights and Obligations of Exxon. In addition to the rights and obligations of Exxon specified in Article 3 and Article 4, Exxon shall:

          A. Receive Cogen's delivery of Steam under this Agreement in a manner consistent with safety standards generally applicable to receipt and use of steam at a major industrial complex.

          B. Be allowed to review and comment on the reliability provisions of Cogen's design of the Cogeneration Facility, and have the right to review and approve any "Improvements" (as defined in Article 1 of the Ground Lease Agreement) installed within any easements granted by Exxon to Cogen under the Ground Lease Agreement from the perspective of maintenance access, emergency access and impact on existing or future equipment and improvements of Exxon, which approval shall not be unreasonably withheld.

          C. Have the right to sell and deliver Steam purchased from Cogen to any person who owns or operates facilities within Exxon's Complex, Exxon's Marketing Terminal, or Exxon's Technology Center; provided, however, that Exxon shall first provide Cogen with a declaratory order of the New Jersey Board of Public Utility Commissioners or other official assurances satisfactory to Cogen that such sale and delivery would not cause or would not be likely to cause the Cogeneration Facility to cease to be a "qualifying cogeneration facility" as defined in Section 3(18) of the Federal Power Act and the regulations thereunder, and that such sale and delivery would not result in Cogen, or any person having an ownership interest in Cogen, or the Cogeneration Facility, or any person operating the Cogeneration Facility, or any Affiliate of Cogen or any such persons, becoming subject to or affected by regulation under the Federal Power Act, the Public Utility Holding Company Act of 1935, or state laws and regulations respecting the regulation of utilities, except reporting or safety requirements that are non-burdensome in nature.

                                   ARTICLE 6

                           MEASUREMENT AND METERING

     6.1 Units of Measurement. For the purposes of this Agreement, Steam shall be measured in K lbs. of steam mass.

     6.2 Cogen's Measuring Equipment. Cogen shall design, install, operate, maintain, and own all measuring equipment necessary for an accurate determination of the quantity of Steam. Except as provided in Article 6.4, Cogen's meters shall be used for quantity measurements under this Agreement.

     6.3 Exxon's Measuring Equipment. Exxon may design, install, operate, maintain, and own, at its sole expense, steam measuring equipment, provided that Exxon shall not interfere with Cogen's steam supply system or with Cogen's measuring equipment.

     6.4 Alternative Means of Measurement. In the event Cogen's measuring equipment is out of service or registers inaccurately, measurement shall be determined by:

          A. Using the registration of any meter or meters of Exxon, if installed and accurately registering; or

          B. In the absence of an installed and accurately registering meter of Exxon, making a calibration test or mathematical calculation, if the percentage of error is ascertainable; or

          C. In the absence of both an installed and accurately registering meter of Exxon and an ascertainable percentage of error, estimating by reference to quantities measured during periods under similar conditions when Cogen's meter was registering accurately; or

          D. In the absence of an ability to use any of the above methods of measurement, estimating by reference to Exxon's operating records for Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center for the period in question.


     6.5 Testing and Corrections.

          A. Testing. The accuracy of Cogen's measuring equipment shall be tested and verified by Cogen at quarterly intervals in Exxon's presence. The calibration procedure to be used under this Article 6.5A shall be mutually agreed to by the Parties prior to the time Cogen first delivers Steam to Exxon.

In the event that either Party notifies the other that it desires a test of its own or of the other Party's measuring equipment, the Parties shall cooperate to secure a prompt verification of the accuracy of such equipment.

          B. Costs of Testing. Cogen shall bear the cost of the testing and any required adjustments of Cogen's measuring equipment done at quarterly intervals. In the event that Exxon requests a testing of Cogen's measuring equipment at other than quarterly intervals, Exxon shall bear the cost of the testing unless such equipment is found to be inaccurate by greater than two percent (2%).

          C. Corrections of Measuring Equipment. If, upon testing, any measuring equipment is found to be inaccurate by less than two percent (2%) at a flow rate corresponding to the average hourly flow rate for Steam supplied by Cogen to Exxon for Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center for the period since the last preceding test, previous recordings of such equipment shall be considered accurate in computing deliveries of Steam hereunder, but such equipment shall be promptly adjusted to record correctly to the extent possible. If, upon testing, any measuring equipment shall be found to be inaccurate by greater than two percent. (2%) at a flow rate corresponding to the average hourly flow rate for Steam supplied by Cogen to Exxon for Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center for the period since the last preceding test, then such equipment shall be promptly adjusted to record properly, to the extent possible, and any previous recordings by such equipment shall be corrected to zero error, to the extent possible, and Cogen shall promptly send to Exxon, pursuant to Article 7, billing adjustments based on such corrected recordings. If no reliable information exists as to when the equipment became inaccurate, it shall be assumed for correction purposes hereunder that such inaccuracy began at a point in time midway between the testing date and the last previous date on which the equipment was tested and found to be accurate or adjusted to be accurate.

     6.6 Maintenance. Each Party shall have the right to be present whenever the other Party reads, cleans, changes, repairs, inspects, tests, calibrates, or adjusts its measuring equipment. Each Party shall give timely notice to the other Party in advance of taking any of such actions.

     6.7 Measurement/Notice. Commencing on the first day of the second calendar month subsequent to the date Cogen first sells Steam to Exxon and thereafter on the first day of each calendar month during the term of this Agreement, Cogen shall cause Cogen's measuring equipment to be read, determine the quantities of Steam delivered to Exxon during the immediately preceding calendar month, and promptly notify Exxon in writing of such quantities.

                                   ARTICLE 7

                              BILLING AND RECORDS

     7.1  Billing.

          A. Monthly Bill to Exxon. On or before the tenth (10th) day of each month, Cogen shall prepare and deliver to Exxon an invoice setting forth the monthly steam charge and the monthly initial steam commitment credit, as set forth in Articles 4.1 and 4.3, for the preceding month. Such invoice shall also set forth the other information called for in Exhibit C and shall be in the form shown in Exhibit C. If Cogen from time to time does not know its actual cost of fuel for purposes of Exhibit A calculations for the month in question when Cogen prepares an invoice pursuant to this Article 7.1A, Cogen may estimate such cost using all available data. To the extent that an estimate is provided and used for purposes of determination of Cogen's actual cost of fuel in Exhibit A, Cogen shall provide Exxon a statement of Cogen's actual cost of fuel as soon as available to Cogen, and Cogen shall make the appropriate adjustment as well as any adjustment as a result of Cogen's actual cost of fuel exceeding the cap in
Note 1 to Exhibit A, in the following month's invoice.

          B. Annual Adjustments. Within thirty (30) days following the end of each Annual Period, Cogen shall pr6pare and deliver to Exxon an invoice setting forth any credits due as a result of the annual steam adjustments as set forth in

Article 4.2 and the annual initial steam commitment credit adjustment as set forth in Article 4.4. Such invoice shall also set forth the other information called for in Exhibit C and shall be in the form shown in Exhibit C.

          C. Other Adjustments. Cogen shall promptly prepare and deliver to Exxon an invoice setting forth any adjustments for discrepancies in billing identified through meter verifications pursuant to Article 6.5C, through other means pursuant to Article 6.4, or for any other reason which would result in reimbursement of billed amounts to Exxon or additional payments by Exxon to Cogen.

     7.2  Payment and Penalties.

          A. Payment. Exxon shall, within fifteen (15) days of the receipt of Cogen's invoice setting forth-the monthly bill to Exxon pursuant to Article 7.1A, pay Cogen for all amounts billed. Cogen shall, within fifteen (15) days after issuing its invoice setting forth annual reconciliation credits due Exxon pursuant to Article 7.1B, pay Exxon all amounts due. Reimbursements or additional payments pursuant to Article 7.1C shall be paid within thirty (30) days of receipt of the billing adjustment invoice.

          B. Interest. If Exxon fails to pay timely all or a portion of the amounts billed pursuant to Article 7.1A or either Party fails to make timely reimbursements or additional payments pursuant to Article 7.1B or 7.1C within the time stated in this Article 7, interest on the unpaid portion shall accrue from the date due until paid at two percent (2%) over the bank prime loan rate as reported in Federal Reserve Statistical Release H.15 (or a successor publication of similar authority, if Statistical Release H.15 is discontinued) for the day the payment becomes due; provided, however, in no event shall this rate of interest exceed the maximum rate of interest permissible under the laws of the State of New Jersey.

     7.3 Disputes. If any invoice or adjustment under Article 7.1 is disputed by either Party and subsequently resolved, there shall be added to the amount determined to be due Cogen or credited to the amount due Exxon, if Exxon is due a refund, interest calculated in the same manner as for late payments under
Article 7.2B.

     7.4 Records. Both Cogen and Exxon shall keep all invoices, receipts, charts, computer printouts, punchcards, magnetic tapes, and other records related to the volume and price of Steam sales made under this Agreement, including Cogen's cost of fuel and all calculations based on such records. Such records shall be made available for inspection and copying by either Party or their representatives upon reasonable notice. Each Party shall keep all such materials for a minimum of three (3) years from the date of their preparation.

                                   ARTICLE 8

                                     TAXES


     Exxon shall be solely responsible for any sales, use, gross receipts, transfer, and similar taxes that may be imposed on the sale of Steam by Cogen to Exxon under this Agreement. Cogen shall be solely responsible for any taxes that may be imposed on the manufacture of steam by Cogen under this Agreement.


                                   ARTICLE 9

                                   AUTHORITY


     9.1 Authority of Exxon. Exxon hereby represents and warrants to Cogen as follows:

          A. Exxon is a corporation duly organized and existing in good standing under the laws of the State of New Jersey.

          B. Exxon possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

          C. No suit, action or arbitration, or legal, administrative or other proceeding is pending against Exxon or its Affiliates that would affect the validity or enforceability of this Agreement or the ability of Exxon to materially fulfill its commitments hereunder.

     9.2 Authority of-Cogen. Cogen hereby represents and warrants to Exxon as follows:

          A. Cogen is a limited partnership duly organized and existing under the laws of the State of Delaware and is duly qualified to do business in the State of New Jersey.

          B. Cogen possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

          C. No suit, action or arbitration, or legal, administrative or other proceeding is pending against Cogen or its Affiliates that would affect the validity or enforceability of this Agreement or the ability of Cogen to materially fulfill its commitments hereunder.



                                  ARTICLE 10

                                 FORCE MAJEURE

     10.1 Definition. Except for the obligations of a Party to make payments when due under this Agreement, the Parties shall be excused from delays in performance or failures to perform their respective obligations hereunder and shall not be liable in damages or otherwise, if and only to the extent that such delays or failures are caused by Force Majeure. The term "Force Majeure" means any cause beyond the reasonable control of the affected Party, including, without limitation, storm, flood, lightning, drought, earthquake, fire, explosion, civil disturbance, labor dispute, act of God or the public enemy, or action of a court or governmental authority. Financial distress of either Party, late delivery of materials or equipment (unless itself caused by Force Majeure), or inadequate performance by contractors (unless itself caused by Force Majeure) shall not be considered Force Majeure.

     10.2 Burden of Proof. The burden of proof as to whether a Force Majeure event or condition has occurred shall be upon the Party claiming that it should be excused from performing its obligations hereunder due to the occurrence of such an event or condition.

     10.3 Condition. If either Party relies on Force Majeure as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on Force Majeure shall:

         A. Provide prompt oral notice to the other Party, confirmed promptly in writing, of the occurrence of the event or condition, with an estimate of its expected duration and the probable impact on the performance of its obligations hereunder;

         B. Exercise all reasonable efforts to continue to perform its obligations hereunder;

         C. Expeditiously take action to correct or cure the event or condition excusing performance to the extent reasonably practicable;

         D. Exercise all reasonable efforts to mitigate or limit damages to the other Party; and

         E. Provide prompt oral notice to the other Party, confirmed promptly in writing, of the cessation of the event or condition giving rise to its excusal from performance.

     10.4 Labor Disputes. This Article 10 shall not require the settlement of any strike, walkout, lockout, or other labor dispute on terms which, at the discretion of the Party involved, are contrary to its interests. The settlement of such labor disputes shall be at the sole discretion of the Party involved.

     10.5 Termination for Force Majeure. If, after the Date of Initial Commercial Operation, Cogen is excused from performing its obligations hereunder due to Force Majeure, and such Force Majeure continues in effect for a period of six (6) months after the initial event or condition of Force Majeure, subject to Article 10.6, Exxon may terminate this Agreement, effective on the last day of such six (6) month period or thereafter, by giving Cogen and the Financier identified in Article 11.4 at least thirty (30) days' prior written notice. Failure by Cogen to perform its obligations due to Force Majeure or the failure by Cogen to implement one of the alternatives described in subparagraph (i),
(ii), or (iii) of Article 10.6A shall not be considered a breach of this Agreement by Cogen.

     10.6 Cogen's Right to Temporary Cure.

          A. If after the Date of Initial Commercial operation Cogen is prevented for a period of six (6) months by Force Majeure from delivering to Exxon Steam in accordance with Article 3 from the Cogeneration Facility, Cogen, at its option, may prevent Exxon from terminating this Agreement pursuant to
Article 10.5, and will be in compliance with this Agreement, by:

          (i) supplying Steam from temporary boilers or otherwise to Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center in an amount, quality, and at a cost as provided in Articles 3 and 4; or

         (ii) paying to Exxon the cost of procurement and installation by Exxon of temporary boilers to supply steam to Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center in an amount and quality as provided in Article 3 and paying Exxon any difference between the cost to Exxon of generating such steam and the cost Exxon would have incurred in buying Steam under Articles 3 and 4, provided that this option shall not apply unless Exxon is reasonably able to procure, install, and operate such temporary boilers; or

        (iii) paying to Exxon any difference between Exxon's cost for steam purchased from Public Service Electric and Gas Company (or its successor) and the cost Exxon would have incurred in buying Steam under Articles 3 and 4, from the end of the six (6) month period described in Article 10.5 until either the Force Majeure no longer prevents Cogen from delivering Steam in accordance with Article 3 from the

Cogeneration Facility, or until twenty-four (24) months after Cogen gives Exxon written notice that Cogen does not intend to continue pursuant to subparagraph
(i), (ii), or (iii) above. If Cogen elects to continue the Agreement in force by implementing one of the alternatives described in subparagraph (i), (ii), or
(iii) above, it must give Exxon at least ninety (90) days' prior written notice to that effect and such notice must specify which alternative Cogen elects. In the event that Cogen subsequently gives Exxon such written notice that it does not intend to continue pursuant to subparagraph (i), (ii), or (iii) above, the termination of this Agreement pursuant to Article 10.5 shall be effective twenty-four (24) months after Cogen gives Exxon such written notice, or on such later date as Cogen may designate in its written notice.

          B. For purposes of determining the cost which Exxon would have incurred in buying Steam under Articles 3 and 4, the cost of Cogen's fuel for the Exhibit A calculations shall conclusively be deemed to be the Weighted Average Cost of Gas. Additionally, the cost which Exxon would have incurred in buying Steam under Articles 3 and 4 shall include payments or credits to Exxon for the annual steam adjustment, monthly initial steam commitment credit, and annual initial steam commitment credit adjustment.

          C. The implementation by Cogen of one of the alternatives described in subparagraphs (i), (ii), and (iii) of Article 10.6A and subsequent termination of this Agreement by Cogen on twenty-four (24) months' prior written notice to Exxon shall not be considered a breach of this Agreement by Cogen.


                                   ARTICLE 11

                       BREACH OF CONTRACT AND TERMINATION

          11.1 Exxon's Right to Terminate. Subject to Article 11.4, Exxon shall have the right, at its option, to terminate this Agreement upon the occurrence of any of the following events:

          A. Cogen breaches this Agreement by failing to substantially perform any material obligation under this Agreement, which failure continues for a period of sixty (60) days after Exxon gives Cogen and the Financier identified in Article 11.4 written notice of such breach; provided, however, that if such breach may not reasonably be cured within such sixty
     (60) day period, Exxon may not terminate this Agreement pursuant to this Article ll.lA if Cogen diligently commences to cure such breach within such sixty (60) day period, and this Agreement shall remain in effect for so long as Cogen diligently continues such efforts, unless such breach continues uncured for six (6) months after Exxon's written notice of breach to Cogen and the Financier identified in Article 11.4; or

          B. Cogen fails to commence Commercial Operation by July 1, 1993 (as such date may be extended by Force Majeure pursuant to the terms of Article 2.3A), or to initiate any of the alternative arrangements described in
     Article 2.3B, and Exxon gives Cogen and the Financier identified in Article
     11.4 thirty (30) days' prior written notice of termination pursuant to
     Article 2.3A; or

         C. Cogen claims that it is excused after the Date of initial Commercial Operation from failing to deliver Steam to Exxon from the Cogeneration Facility due to Force Majeure and does not within six (6) months either resume full performance or initiate one of the alternative arrangements described in Article 10.6, and Exxon gives Cogen and the Financier identified in Article 11.4 thirty (30) days' prior written notice of termination pursuant to Article 10.5; or

          D. Exxon elects to terminate this Agreement at the expiration of the Base Term or at the expiration of the first five (5) year renewal term, as the case may be, by giving to Cogen and the Financier identified in Article
     11.4 five and one-half (5-1/2) years' prior written notice of termination, as provided in Article 2.2.

     11.2 Cogen's Right To Terminate. Cogen shall have the right, at its option, to terminate this Agreement upon the occurrence of any of the following events:

          A. Exxon breaches this Agreement by failing to make timely payment to Cogen of the monthly Steam charges pursuant to Article 7, which failure continues for a period of thirty (30) days after Cogen gives Exxon written notice of such failure to pay; or

          B. Exxon breaches this Agreement by failing to substantially perform any material obligation under this Agreement, other than payment of amounts due as described in Article 11.2A, which failure continues for a period of sixty (60) days after Cogen gives Exxon written notice of such breach; provided, however, that if such breach may not reasonably be cured within such sixty (60) day period, Cogen may not terminate this Agreement pursuant to this Article 11.2B, if Exxon diligently commences to cure such breach within such sixty (60) day period, and this Agreement shall remain in effect for so long as Exxon diligently continues such efforts, unless the breach continues uncured for six (6) months after Cogen's written notice of breach to Exxon; or

          C. Cogen fails to commence Commercial Operation by the date specified in Article 2.3A, but initiates one of the alternative arrangements described in Article 2.3B, and subsequently gives Exxon twenty-four (24) months' prior written notice under Article 2.3B that Cogen does not intend to continue such arrangement; or

          D. Cogen claims that it is excused from failing to perform its obligations under this Agreement due to Force Majeure, initiates one of the alternative arrangements described in Article 10.6, and subsequently gives Exxon twenty-four (24) months' prior written notice under Article 10.6 that Cogen does not intend to continue such arrangement; or

          E. Exxon's External Steam Requirements from Cogen under this Agreement fall below 315,360 K lbs. of Steam in any Annual Period (other than because of Force Majeure) and Cogen, with Exxon's External Steam Requirements from Cogen in combination with the steam demand from Cogen's other steam customers, is unable to maintain the status of the Cogeneration Facility as a "qualifying cogeneration facility" (as defined in Section 3(18) of the Federal Power Act and the regulations thereunder) for at least two (2) gas turbines, and Cogen subsequently gives Exxon six (6) month's prior written notice of termination of this Agreement; or

          F. Cogen elects to terminate this Agreement at the expiration of the Base Term or at the expiration of the first five (5) year renewal term, as the case may be, by giving to Exxon four (4) years' prior written notice of termination, as provided in Article 2.2.

Any notice from Cogen to Exxon of termination of this Agreement will be effective only if such notice either (i) is joined in by the Financier in writing, if there is a Financier then in existence, or (ii) certifies on its face that there is no Financier.

     11.3 Automatic Termination. This Agreement shall automatically terminate as of the effective date set forth in Article 11.5 below if:

          A. The Ground Lease terminates under Section 16.3B of the Ground Lease Agreement (relating to full taking of the Demised Premises);

          B. The Ground Lease enters the Improvements Removal Period or terminates for any other reason; or

          C. This Agreement continues in effect until January 1, 2033, and is not extended by the written consent of the Parties.

     11.4 Notice to the Financier, Lenders and Mortgagees.

          A. Exxon shall have no right to terminate this Agreement for breach pursuant to Article 11.1A, 11.1B, or 11.1C, until Exxon (i) has provided the Financier substantially the same notice which Exxon is obligated to provide Cogen pursuant to Article 11.1A, 11.1B, 11.1C, or 11.5A; (ii) has provided the Financier the same right to cure such breach as Cogen; and (iii) in the case of breach which is susceptible of being cured only if the Financier has access to the Demised Premises, the "Improvements," the "Interconnection Areas," the "Utility Areas," and the "Access Rights of Way," in each case as defined in the Ground Lease Agreement (and only in the case of such breach), has provided the Financier six (6) additional months subsequent to the end of the period in Article ll.lA for the cure of any such breach, without extension for any period contemplated in Article 10, to cure such breach; provided that the Financier has pursued and continues to pursue with diligence, continuity and good faith all actions to enable the Financier to obtain access in order to cure, and to cure, such breach; provided, further, that in respect of any such breach which is the failure to deliver to Exxon Steam from the Cogeneration Facility in accordance with Article 3, the Financier must also pay to Exxon, for so long as such breach continues during such additional period, any difference between Exxon's reasonable cost for replacement steam from any other source and the cost Exxon would have incurred in buying Steam under Articles 3 and 4. Exxon may in its discretion obtain such replacement steam from any source (within or external to Exxon's Complex) it deems appropriate. All payments by the Financier to Exxon pursuant to the above provision will be made, to the account specified by Exxon in writing, monthly within ten (10) days of receipt by the Financier of a written statement from Exxon setting forth the amount due and in reasonable detail the basis for the amount due. The cost which Exxon would have incurred in buying Steam under Articles 3 and 4 shall be calculated as provided in Article 10.6B.

          B.  Cogen shall have no right to terminate this Agreement pursuant to
Article 11.2 until Cogen (i) has provided any lender to whom Exxon has assigned the Ground Lease Agreement to secure a loan and has provided any mortgagee holding a mortgage on all or any part of Exxon's Property substantially the same notices which Cogen is obligated to provide Exxon pursuant to Article 11.2, and
(ii) has provided such lender or mortgagee the same right to cure as Exxon, provided that Exxon has previously given Cogen actual notice of the appropriate contact person and address for any such lender or mortgagee. If Cogen gives Exxon written notice of its termination of this Agreement, Exxon shall notify the Financier that Exxon has received such notice.

     11.5 Effective Date of Termination.

          A. If a breach described in Article ll.lA occurs and the time period described in Article ll.lA has expired, Exxon may promptly give Cogen a second written notice, which notice shall, when given, terminate this Agreement.

          B. If the event described in Article ll.lB occurs, this Agreement shall terminate on the date described in Article 2.3A.

          C. If the events described in Article ll.lC occur, this Agreement shall terminate at the end of the thirty (30) day period referred to in Article 10.5.

          D. If the events described in Article ll.lD occur, this Agreement shall terminate at the expiration of the Base Term or at the expiration of the first five (5) year renewal term, as the case may be.

          E. If a breach described in Article 11.2A or 11.2B occurs and the applicable time period described in Article 11.2A or 11.2B has expired, Cogen may promptly give Exxon a second written notice, which notice shall, when given, terminate this Agreement.

          F. If the events described in Article 11.2C occur, this Agreement shall terminate upon the expiration of the twenty-four (24) month notice period described in Article 2.3B.

          G. If the events described in Article 11.2D occur, this Agreement shall terminate upon the expiration of the twenty-four (24) month notice period described in Article 10.6A.

          H. If the events described in Article 11.2E occur, this Agreement shall terminate upon the expiration of the six (6) month notice period described in Article 11.2E; provided that, if Exxon does not need Steam from Cogen for all of such six (6) month period, Exxon shall promptly advise Cogen in writing and the Parties may accelerate the termination date of this Agreement by mutual written consent.

          I. if the events described in Article 11.2F occur, this Agreement shall terminate at expiration of the Base Term or at the expiration of the first five (5) year renewal term, as the case may be.

          J. If any of the events described in Article 11.3A occurs, this Agreement shall automatically terminate when the Ground Lease terminates. If the Ground Lease terminates for any other reason, this Agreement shall automatically terminate pursuant to Article 11.3B when the Improvements Removal Period commences or, if there is no Improvements Removal Period, when the Ground Lease terminates.

          K. If the event described in Article 11.3C occurs, this Agreement shall terminate at 12:01 a.m. on January 1, 2033.

     11.6 Transition.

          A. If this Agreement is terminated for any reason, the Parties shall work together to achieve a smooth transition. Unless and until this Agreement has been terminated, neither Party shall refuse to make any of the payments or perform any of the other obligations required under this Agreement on the basis of any anticipated termination of this Agreement, or any actual or alleged breach by the other Party, subject to the exception described in Article 11.6B below.

          B. If Cogen terminates the Ground Lease under Sections 16.2D (relating to termination of the Power Purchase Agreement), 16.2E (relating to inability of Cogen to receive or maintain Governmental Authorizations), 16.2F (relating to inability of the Demised Premises and other areas to be used for Cogen's purposes), or 16.2G (relating to partial taking) of the Ground Lease Agreement, thus triggering subsequent automatic termination of this Agreement under Article 11.3, it is understood that Cogen may not be able to continue to provide Steam to Exxon under this Agreement. In such event, Cogen shall: (i) use its best efforts to continue to supply Steam to Exxon, as would otherwise be required by Article 3.1A, until the commencement of the Improvements Removal Period, or (ii) if Cogen cannot supply such Steam, permit Exxon to operate and maintain the Cogeneration Facility to supply steam to Exxon's Complex, Exxon's Marketing Terminal, and Exxon's Technology Center until the commencement of the Improvements Removal Period, provided that in neither event shall Cogen be required to make capital expenditures or to incur out-of-pocket operating and maintenance costs net of revenues in order to keep the Cogeneration Facility operational, unless Exxon fully and promptly reimburses Cogen for such capital expenditures and out-of-pocket operating costs net of revenues.


                                  ARTICLE 12

                                   LIABILITY

     12.1  Limitation on Liability for Damages.

          A. Cogen, and its officers, directors, partners, agents, employees, Affiliates, successors and assigns shall not be liable under this Agreement to Exxon or its officers, directors, partners, agents, employees, Affiliates, or their successors or assigns, for any punitive, indirect, or consequential damages, including loss of profits, however caused; provided that this limitation shall not apply to any damages under this Agreement caused by Cogen's intentional provision of steam to another entity with the result that Exxon does not receive the amounts of Steam it is entitled to under this Agreement.

          B. Exxon, and its officers, directors, partners, agents, employees, Affiliates, successors and assigns shall not be liable under this Agreement to Cogen or its officers, directors, partners, agents, employees, Affiliates, or their successors or assigns, for any punitive, indirect, or consequential damages, including loss of profits, however caused; provided that this limitation shall not apply to any damages under this Agreement caused by Exxon's intentional purchase and acceptance of steam for industrial purposes at Exxon's Complex, Exxon's Marketing Terminal, or at Exxon's Technology Center from an entity other than Cogen, or caused by Exxon's provision to itself of steam for industrial purposes from steam sources other than those described in Exhibit D, when Exxon has not purchased Steam from Cogen in such amounts as specified in Article 3.1B and Cogen is otherwise able to provide such amounts of Steam.

          C. Nothing in this Article 12.1 shall prohibit or prevent Cogen from making the allocations of Steam described in Article 3.2A, nor shall anything in this Article 12.1 prohibit or prevent Exxon from obtaining steam from alternate sources pursuant to and under the circumstances described in Article 3.2B, which activities shall not be deemed breaches of this Agreement.

          D. In the event this Agreement is terminated pursuant to Article 11.1B, 11.1C, 11.1D, 11.2C, 11.2D, 11.2E, 11.2F, 11.3C, or in the event this
Agreement is terminated pursuant to

Article ll.3A or 11.3B because the Ground Lease Agreement was terminated pursuant to Section 16.1D, 16.1F, 16.2C, 16.2D, 16.2E, 16.2F, 16.2G, 16.2H,
16.3A or 16.3B, both Parties shall be discharged from all obligations under this Agreement other than those which accrued before the effective date of such termination of this Agreement.

     12.2  Damages.

          A. If either Party breaches this Agreement, the aggrieved Party shall be entitled to seek damages as available at law except as may be limited pursuant to Article 12.1.

          B.  Subject to It-he limitations in Article 12.1 above and in Section
14.1 of the Ground Lease Agreement, if either Party terminates the Ground Lease Agreement because of default by the other Party under the Ground Lease Agreement, the aggrieved Party shall be entitled to seek damages under both the Ground Lease Agreement and this Agreement (which will automatically terminate under Article 11.3B), but shall not be entitled to double recovery of damages, that is, recovery of the same damages under both agreements.

          C. Termination of this Agreement shall not automatically trigger termination of the Ground Lease Agreement. However, subject to the limitations in Article 12.1 above and in Section 14.1 of the Ground Lease Agreement, if either Party terminates this Agreement because of breach by the other Party under this Agreement and subsequently terminates the Ground Lease

Agreement (under Sections 16.1C or 16.2B of the Ground Lease Agreement, as applicable) based on the termination of this Agreement, the aggrieved Party shall be entitled to seek damages under both this Agreement and the Ground Lease Agreement, but shall not be entitled to double recovery of damages, that is, recovery of the same damages under both agreements.

     12.3 Specific Performance. In addition to the right of termination referred to in Article 11, Exxon and Cogen shall each have the right to seek the specific performance by the other Party of any of its obligations under this Agreement.


                                  ARTICLE 13

                                   NONWAIVER

     The various rights, remedies, options, and elections of Exxon and Cogen as expressed herein are cumulative, and the failure of Exxon or Cogen to enforce strict performance by the other Party of the provisions of this Agreement or to exercise any right, election, or option or to resort or have recourse to any remedy herein conferred will not be construed or deemed to be a waiver or a relinquishment of the future enforcement by Exxon or Cogen of any such provisions, rights, options, elections, or remedies, but the same will continue in full force and effect.

                                   ARTICLE 14

                               NOTICE AND SERVICE

     14.1 Notice. All notices, requests, demands and other communications required or permitted under the terms of this Agreement shall be sufficient in form if in writing and shall be deemed to be duly given if delivered by personal service, telegram, or mailed certified or registered first class mail, postage prepaid, properly addressed to the Party entitled to receive such notice pursuant to Article 14.3.

     14.2 Date of Service.

          A. Mail. If a notice is sent by registered or certified mail, it shall be deemed given within three (3) days, excluding Saturdays, Sundays, or legal holidays of the State of New Jersey, after deposit of the same in the United States mail, postage prepaid, except as otherwise demonstrated by a signed receipt.

          B. Telegram. If a notice is served by telegram, it shall be deemed given eighteen (18) hours after delivery to the telegram company.

          C. Personal Service. If a notice is served by personal service, it shall be deemed given upon the date of actual delivery to the address of the Party to be notified.

     14.3 Addresses. Notices may be sent to the Parties at the following addresses:

          A. Cogen:  Cogen Technologies Linden Venture, L.P.
                     c/o Cogen Technologies, Inc.
                     Suite 5000
                     1600 Smith Street
                     Houston, Texas 77002
                     Attn.: Mr. Robert C. McNair
                            President

          B. Exxon:  Exxon Chemical Company
                     Bayway Chemical Complex
                     1400 Park Avenue
                     Linden, New Jersey 07036
                     Attn.: Complex Manager
                            Exxon Chemical Americas

or to such other and different persons or addresses as may be designated by the Parties.

                            ARTICLE 15

                            AMENDMENTS

     No amendment or modification of the terms of this Agreement shall be binding on either Exxon or Cogen unless reduced to writing and signed by both Parties.



                            ARTICLE 16

                      SUCCESSORS AND ASSIGNS

     16.1 Assignment by Exxon. At any time Exxon may sell or transfer all or any part of Exxon's Complex, Exxon's Marketing Terminal, Exxon's Technology Center, or Exxon's Property to any Affiliate of Exxon or any third party. If Exxon sells or otherwise transfers all of Exxon's Complex to any entity, this Agreement shall automatically be assigned to such entity and shall be binding on and inure to the benefit of any such entity. Subject to
Article 16.6, if Exxon sells or otherwise transfers to any entity any part of Exxon's Complex which has consumed steam since January 1, 1988, such transferee and Cogen shall enter into the separate agreement described in Article 16.5 for the continued provision of Steam to that part of Exxon's Complex.

     16.2 Assignment by Cogen. Cogen shall not assign, transfer, pledge, or hypothecate this Agreement at any time, except that:

          A. Cogen may at any time assign, pledge, or hypothecate this Agreement, provided that, in accordance with the terms of the Ground Lease Agreement, the Ground Lease Agreement is simultaneously assigned, pledged, or hypothecated to the same entity by Cogen; and

          B. Following two (2) years after the Date of Initial Commercial Operation, Cogen may assign or transfer this Agreement to an unrelated entity, provided that such unrelated entity shall also assume Cogen's rights and obligations under the Ground Lease Agreement, and (i) first deliver to Exxon its written assumption agreement substantially in the form of Exhibit G-1 to be bound by all of the provisions of this Agreement and the Ground Lease Agreement; (ii) have the personnel, experience, equipment and other resources reasonably required to perform its obligations under this Agreement and the Ground Lease Agreement; (iii) be financially capable based upon reasonable standards of performing its obligations under this Agreement and the Ground Lease Agreement; and (iv) be in other respects reasonably acceptable to Exxon. Subject to Article 16.7, this Agreement shall be binding on and inure to the benefit of the successors and assigns of Cogen.

     16.3 Continuing Obligations. No assignment of this Agreement by Exxon or Cogen shall operate to relieve Exxon or Cogen of any obligations under this Agreement which have accrued prior to the effective date of the assignment. An obligation shall be deemed to have accrued before the effective date of an assignment only if all the substantive elements of the obligation have accrued by that date. An assignment of this Agreement shall relieve the assignor of any obligations to the other Party under this Agreement which have not accrued before the effective date of the assignment; provided, however, that the assignor shall continue to be obligated under this Agreement if any such assignment shall be ineffective.

     16.4 Ground Lease Agreement. No assignment of this Agreement by Exxon or Cogen shall operate to relieve Exxon or Cogen of any of their obligations under the Ground Lease Agreement, including without limitation any environmental obligations and obligations with respect to the New Jersey Environmental Cleanup Responsibility Act, NJSA 13:1K-6 et seq., together with related regulations, as such Act and regulations may be amended from time to time, as those obligations are defined in the Ground Lease Agreement.

     16.5 Transfers of Part of Exxon's Complex.

          A. Subject to Article 16.6, if Exxon sells or otherwise transfers to any entity any part of Exxon's Complex which has consumed steam since January 1, 1988, such transferee shall be obligated to enter into a separate agreement with Cogen covering the provision of Steam to such entity. In such event, Exxon's obligations to purchase Steam and Cogen's obligations to provide Steam under this Agreement shall be reduced pursuant to Article 16.5B, and the formulas for calculating the monthly steam charge and annual steam adjustment under this Agreement shall be adjusted pursuant to Article 16.5C. The provisions of any separate agreement shall be substantially similar to those of this Agreement, with the transferee assuming the rights and obligations of Exxon for the remaining term of this Agreement with respect to the transferee's part of Exxon's Complex, except that (i) Article 2 shall reflect, as appropriate, that some of the Base Term of the Agreement will have passed; (ii) Article 3 shall incorporate reduced rates of Steam according to Article 16.5B below; (iii) Exhibit A, Parts 1 and 2, shall be amended according to Article 16.5C below;
(iv) Exhibits B, C and D shall be amended as appropriate; and (v) the references to the Ground Lease Agreement may or may not continue to apply, depending on whether the transferee succeeds to Exxon's interest in the Ground Lease Agreement.

          B. Subject to Article 16.6, should Exxon sell or otherwise transfer any part of Exxon's Complex, with the result that the transferee enters into a separate agreement covering the provision of Steam to such entity pursuant to
Article 16.5A, the rates of Steam set forth in Articles 3.1A, 3.1B, 3.1D, 3.1E and 11.2E of such separate agreement shall be reduced on a pro rata basis by multiplying the rate in question by a/b, where a is the total amount of Steam provided by Cogen to the part of Exxon's Complex subject to transfer during the last twenty-four (24) month period of continuous steam use at such part of Exxon's Complex subsequent to January 1, 1988 (or a reasonable estimate of the same if the data is unavailable) and b is the total amount of Steam provided by Cogen during the same period of time to Exxon's Complex (excluding those parts of Exxon's Complex identified in Exhibit F), Exxon's Marketing Terminal and Exxon's Technology Center. The rates of Steam set forth in Articles 3.1A, 3.1B, 3.1D, 3.1E and 11.2E of this Agreement shall thereafter be reduced on a pro rata basis by multiplying the rate in question by (b-a)/b. An example of a pro rata allocation of Steam is set forth in Exhibit E. If a is zero (i.e., the part of Exxon's Complex to be transferred has not used steam other than from the sources described in Exhibit D for a continuous twenty-four (24) month period since January 1, 1988), the transferee shall have no obligation to enter into any separate agreement with Cogen. If part of Exxon's Complex to be transferred has been removed from operation requiring steam prior to and at the time of transfer and if the transferee has no intention of using steam at that part of Exxon's Complex and will affirm the same to Cogen in writing, then neither the transferee nor Cogen will have any obligation to enter into any separate agreement pursuant to Article 16.5A and this Agreement shall not be modified pursuant to Article 16.5A. The rates of high pressure level and low pressure level Steam set forth in Article 3.4 shall also be pro rated. These pro rations shall be based on high pressure level and low pressure level Steam use and shall be calculated using methods similar to the methods described above as illustrated in the example set forth in Exhibit E.

          C. Should Exxon sell or otherwise transfer any part of Exxon's Complex with the result that the transferee enters into a separate agreement covering the provision of Steam to such entity pursuant to Article 16.5A, Exhibit A, Parts 1 and 2, of such separate agreement shall be amended by multiplying the number "150" in those places where it appears by the fraction a/b determined under Article 16.5B and Exhibit A, Parts 3 and 4, will be deleted. Furthermore, this Agreement will be amended by multiplying the number "150" in Exhibit A, Parts 1 and 2, by the fraction (b-a)/b, but Exhibit A, Parts 3 and 4, shall remain unchanged. An example of an amendment to the number "150" in Exhibit A is set forth in Exhibit E.

     16.6 Selected Transfers. Exxon may freely sell or otherwise transfer those parts of Exxon's Complex identified in Exhibit F (the Rahway Tank Field and the Forty-Acre Tank Field) and Cogen shall be under no obligation to supply Steam to the transferee and the transferee shall be under no obligation to take Steam from Cogen.

     16.7  Rights of the Financier and Other Lenders.

          A. With regard to the initial Financier (General Electric Power Funding Corporation), Exxon upon request of such Financier, shall execute and deliver a consent to assignment substantially in the form shown in Exhibit H. with respect to the designated Affiliate of General Electric Power Funding Corporation, upon (i) any refinancing of the initial loan for the construction of the Cogeneration Facility, (ii) acknowledgment by General Electric Power Funding Corporation in writing that it is no longer the Financier to be recognized by Exxon for purposes of this Agreement, and (iii) the request of such designated Affiliate, Exxon and Cogen shall execute and deliver a recognition agreement substantially in the form shown in Exhibit I. Thereafter, if Cogen assigns, pledges, or hypothecates this Agreement to secure a loan from another Financier to be recognized as the Financier by Exxon for purposes of this Agreement, pursuant to Article 16.2 above, in connection therewith Exxon shall execute a similar consent to any such assignment as may be reasonably requested by the other Financier and Exxon shall give the information specified in Article 16.8 below.

          B. On instructions from the Financier, unless otherwise directed by a court of competent jurisdiction, Exxon shall make all payments due Cogen under this Agreement in accordance with the written instructions of the Financier in conformity with its documentation with Cogen, and in such event Exxon shall not be liable to Cogen for such payments.

          C. If Cogen becomes in default under any loan documentation with the Financier or any successor or assign of Financier holding a collateral assignment, pledge, or hypothecation of Cogen's interest in this Agreement, the Financier or such successor or assign may assume or cause a third party to assume Cogen's rights and obligations under this Agreement at any time, provided that the Financier or such successor, assign, or third party must first give Exxon reasonable written notice of such assumption, which notice shall contain a request (which specifically references this Article 16.7C) for a list of all defaults of Cogen under this Agreement and the Ground Lease Agreement, at least thirty (30) days in advance and must first (i) enter into an agreement with Exxon agreeing to assume Cogen's rights and obligations thereafter accruing under this Agreement and the Ground Lease Agreement and to cure all existing defaults of Cogen under this Agreement and the Ground Lease Agreement that can be cured

(including without limitation paying all amounts owed by Cogen to Exxon, subject to the caps set forth in Exhibit G-3, if applicable) pursuant to and as provided in an assumption agreement substantially in the form of Exhibit G-2; provided that the Financier or any nominee or designee of the Financier holding the interest in this Agreement for the benefit of the Financier may enter into such an assumption agreement substantially in the form of Exhibit G-3; (ii) have the personnel, experience, equipment, and other resources reasonably required to perform its obligations under this Agreement and the Ground Lease Agreement;
(iii) be financially capable based upon reasonable standards of performing its obligations under this Agreement and the Ground Lease Agreement, and (iv) be in the other respects reasonably acceptable to Exxon. In such event, Exxon will accept performance by such Financier, successor, assign, or third party and the time limitation in Article 16.2 respecting assignment by Cogen will not apply to such Financier, successor, assign, or third party. Similarly, if the general partner of Cogen becomes in default under its partnership agreement with the designated Affiliate of General Electric Power Funding Corporation (as described in Article 1.15), the designated Affiliate may designate a new general partner of Cogen, provided that such new general partner has the personnel, experience, equipment and other resources reasonably required to perform its obligations under this Agreement and the Ground Lease Agreement and is in other respects reasonably acceptable to Exxon. Exxon agrees that General Electric Company and General Electric Power Funding Corporation meet the requirements of Article 16.7C(ii), (iii), and (iv) (and the comparable requirements of Article 16.7F(ii)(b), (c), and (d)).

          D. Following the assumption of Cogen's rights and obligations under this Agreement by the Financier or its successor, assign, or a third party pursuant to Article 16.7C, such Financier, successor, assign, or third party may assign its rights and obligations under this Agreement to any entity, provided that such Financier, successor, assign, or third party must first give Exxon reasonable written notice of such assignment at least thirty (30) days in advance and must first meet the requirements of Article 16.7C(i), (ii), (iii), and (iv). Any such entity may, with reasonable written notice to Exxon at least thirty (30) days in advance, assign its rights and obligations under this Agreement to other entities meeting the requirements of Article 16.7C(i), (ii),
(iii), and (iv). In such event, Exxon will accept performance by such entity.

          E. Notwithstanding any other provision of this Agreement, after the Financier or any successor, assign, third party or other entity referred to in
Article 16.7C or 16.7D above assumes Cogen's rights and obligations under this Agreement, Exxon will retain all of its rights under this Agreement, including without limitation the right to terminate this

Agreement for any of the reasons specified in Article 11. Furthermore, Cogen and the Financier (and its successors and assigns) will give Exxon concurrent notice of any default by Cogen and the exercise by Financier (and its successors and assigns) of any remedy under any of the documentation between Cogen and Financier (and its successors and assigns) pertaining to the Cogeneration Facility.

          F. In the event of the rejection of this Agreement and the Ground Lease Agreement prior to their stated expiration dates pursuant to Section 365 of the Bankruptcy Code of 1978, as amended, or any successor provision thereto, in a case wherein Cogen is the debtor, Exxon will enter into both a new steam sale agreement and a new ground lease of the Demised Premises with the Financier or the same nominee or designee of the Financier for the remainder of the term of this Agreement and the Ground Lease Agreement, respectively (assuming no rejection had occurred), effective, in each case, as of the date of such rejection and upon substantially the same covenants, agreements, terms, provisions, and limitations herein contained and therein contained (in each case, excluding a provision equivalent to this Article 16.7F), provided:

               (i) the Financier delivers a written request to Exxon for such new steam sale agreement and new ground lease within thirty
                    (30) days from the date of such rejection, which written request is accompanied by payment to Exxon of all amounts due to Exxon under this Agreement and the Ground Lease Agreement and unpaid as of the date of such request and which request identifies the party to act as supplier under the new steam sale agreement and lessee under such new ground lease.

               (ii) the Financier or such nominee or designee who is to act as supplier under the new steam sale agreement and lessee under such new ground lease must (a) cure all existing defaults of Cogen under this Agreement and the Ground Lease Agreement that can be cured and that would exist but for such rejection (including without limitation paying all amounts owed by Cogen to Exxon, subject to the limitations of recovery set forth in Article 10 of the Ground Lease Agreement), (b) have the personnel, experience, equipment, and other resources reasonably required to perform its obligations under the new steam sale agreement and the new ground lease agreement, (c) be financially capable based upon reasonable standards of performing its obligations under the new steam sale agreement and the new ground lease agreement, and (d) be in the other respects reasonably acceptable to Exxon;

             (iii) such new steam sale agreement and new ground lease agreement will expressly provide that Exxon will not be required to deliver actual possession of the Demised Premises on the date of execution and delivery thereof free of lessees, tenants, or other occupants;

              (iv) such new steam sale agreement and new ground lease agreement will expressly provide that with respect to all representations, warranties, and covenants of Exxon under the new steam sale agreement and new ground lease agreement that refer to the "date hereof" or "effective date of this Agreement" or words or phrases or provisions of similar import, the same refer to the date of this Agreement and of the Ground Lease Agreement, respectively, and not the date of execution and delivery of such new steam sale agreement and new ground lease agreement and it is agreed that Exxon will not be obligated to remove any liens placed on the Demised Premises or any other part of Exxon's Property subsequent to the date hereof;

               (v) the last sentence of Section 8.2 of such new ground lease agreement will expressly exclude

                    Cogen, the Ground Lease Agreement and persons claiming by, through or under Cogen or its successors and assigns under the Ground Lease Agreement (and actions or omissions of such persons) and claims and actions of the same from the operation thereof; and

              (vi) the Financier or such nominee or designee enters into both a new steam sale agreement and a new ground lease agreement, unless this Agreement has been previously terminated in accordance with its terms other than in the event this Agreement is rejected pursuant to Section 365 of the Bankruptcy Code of 1978, as amended, or any successor provision thereto, in a case.wherein Cogen is the debtor.

          G. So long as there exists a Financier, Exxon and Cogen shall not, without the prior written consent of the Financier (which consent shall not be unreasonably delayed or withheld) enter into a written amendment of this Agreement.

     16.8 Status Certificates. Either Party from time to time at the request of the other Party shall sign promptly a written certificate confirming that this Agreement has been duly authorized, is valid, and does not conflict with the articles of incorporation, by-laws, or partnership agreement of the Party in question, and stating whether the Agreement is in full force and effect; whether it has been modified or amended, and if so, the substance of such modification or amendment; whether there have been any uncured breaches; whether there are any offsets, counterclaims, or defenses to be asserted by that Party against the other under this Agreement; and such other information as may be reasonably requested.

                                  ARTICLE 17

                                 CHOICE OF LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.


                                  ARTICLE 18

                                 RENEGOTIATION

     Should any term or provision of this Agreement be found invalid by any court or regulatory body having jurisdiction thereover, the Parties shall immediately renegotiate in good faith such term or provision of the Agreement to eliminate such invalidity, consistent with the intent of this Agreement.


                                  ARTICLE 19

                    CONSENT NOT TO BE UNREASONABLY WITHHELD

     Whenever either Party requests any consent, permission, or approval which may be required or desired by that Party pursuant to the provisions of this Agreement, the other Party shall not unreasonably withhold or postpone the grant of such consent, permission, or approval.

                                  ARTICLE 20

                               OTHER AGREEMENTS

     This Agreement and the Ground Lease Agreement supersede all prior oral and written agreements and understandings of the Parties relating to the subject matters hereof. This Agreement and the Ground Lease Agreement constitute the entire agreement and understanding of the Parties relating to the subject matters hereof.

                                  ARTICLE 21

                                   CAPTIONS

     All indices, titles, subject headings, section titles, and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive, or to control the meaning, content, or scope of this Agreement.

                                  ARTICLE 22

                                 COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first set forth above.



ATTEST:                  COGEN TECHNOLOGIES LINDEN VENTURE, L.P.
                         (d/b/a COGEN TECHNOLOGIES LINDEN VENTURE,
                           LIMITED PARTNERSHIP)
______________________
Assistant Secretary      By:  COGEN TECHNOLOGIES LINDEN, LTD.
                              (d/b/a COGEN TECHNOLOGIES LINDEN,
                              LIMITED PARTNERSHIP), ITS SOLE
                              GENERAL PARTNER
                         By:  COGEN TECHNOLOGIES, INC.
                              ITS SOLE GENERAL PARTNER


                         By: /s/ ROBERT C McNAIR
                            ------------------------------------
                              Robert C. McNair
                              President



ATTEST:                  EXXON CORPORATION


/s/ CONSTANCE C. MUSA         By: /s/ RAY B. NESBITT
--------------------------       -------------------------------
 Constance C. Musa            Ray B. Nesbitt
 Assistant Secretary          Executive Vice President of
                              Exxon Chemical Company, a
                              Division of Exxon Corporation
                              Attorney-In-Fact for
                              Exxon Corporation